UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported)
September 19, 2008
Gardner Denver, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-13215	76-0419383

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1800 Gardner Expressway
Quincy, Illinois	62305

(Address of Principal Executive Offices)	(Zip Code)
(217) 222-5400
(Registrant’s Telephone Number, Including Area Code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.
New Credit Facilities
     On September 19, 2008 Gardner Denver, Inc. (the “Company”) entered into a credit agreement (the “Credit Agreement”) with a syndicate of lenders consisting of (i) a $310.0 million revolving credit facility, (ii) a $180.0 million term loan and (iii) a €120.0 million term loan, each maturing on the fifth anniversary of the revolving loan funding date. In addition, the Credit Agreement provides for a possible increase in the revolving credit facility of up to $200.0 million subject to the consent of participating lenders. The Company can initiate funding under the revolving credit facility at any time prior to October 31, 2008 by retiring outstanding balances on its existing revolving credit and term loan facilities, at which point the Credit Agreement will supersede the Company’s existing credit agreement. Funding of the term loan facilities is subject to, among other things, completion of the CompAir acquisition.
     All borrowings and letters of credit under the Credit Agreement will be subject to the satisfaction of customary conditions, including absence of a default and accuracy of representations and warranties.
     Funds borrowed pursuant to the Credit Agreement will be used to finance the CompAir acquisition and to retire the outstanding balances on the Company’s existing revolving credit and term loan facilities. The remaining amounts available under the Credit Agreement may be used for working capital and for general corporate purposes.
     The interest rates per annum applicable to loans under the Credit Agreement will be, at the Company’s option, either a base rate plus an applicable margin percentage or a Eurocurrency rate plus an applicable margin.
     The base rate will be the greater of (i) the prime rate or (ii) one-half of 1% over the weighted average of rates on overnight federal funds as published by the Federal Reserve Bank of New York. The Eurocurrency rate will be LIBOR. The Company expects that the applicable margin percentage over LIBOR will initially be no lower than a percentage per annum equal to 2.50% with respect to the term loan and 2.10% with respect to revolving loans and the applicable margin percentage over the base rate will initially be no lower than a percentage per annum equal to 1.25% with respect to base rate loans. After the Company’s delivery of its financial statements and compliance certificate for each fiscal quarter, the applicable margin percentages will be subject to adjustments based upon the ratio of the Company’s Consolidated Total Debt to Consolidated Adjusted EBITDA (each as defined in the Credit Agreement) being within certain defined ranges.
     The obligations under the Credit Agreement will be guaranteed by the Company’s existing and future domestic subsidiaries. The obligations under the Credit Agreement will be secured by a pledge of the capital stock of each of the Company’s existing and future material domestic subsidiaries as well as 65% of the capital stock of each of the Company’s existing and future first-tier material foreign subsidiaries.
     The Credit Agreement includes customary covenants that are substantially similar to those contained in the Company’s existing credit facilities. Subject to certain exceptions, these covenants will restrict or limit the ability of the Company and its subsidiaries to, among other things: incur liens; engage in mergers, consolidations and sales of assets; incur additional indebtedness; pay dividends and redeem stock; make investments (including loans and advances); enter into transactions with affiliates, make capital expenditures and incur rental obligations. In addition, the Credit Agreement will require the Company to maintain compliance with certain financial ratios on a quarterly basis, including a maximum total leverage ratio test and a minimum interest coverage ratio test. The maximum total leverage ratio test will become more restrictive over time.
     The Credit Agreement contains customary events of default, including upon a change of control. If an event of default occurs, the lenders under the Credit Agreement will be entitled to take various actions, including the acceleration of amounts due under the Credit Agreement.
Relationship to Lenders
     With respect to the lenders under the new Credit Agreement and the existing credit agreement, we have, may have had or may yet have customary banking relationships based on the provision of a variety of financial services, including investment banking, underwriting, lending, commercial banking and other advisory services.
Item 7.01. Regulation FD Disclosure.
     On September 19, 2008, the Company issued a press release announcing profit improvement initiatives and other corporate developments. As a result of these developments, the Company amended its third quarter earnings guidance. A copy of the Company’s press release is furnished with this report as Exhibit 99.1 to this Form 8-K.
     The information in this Item 7.01 and the exhibit attached hereto will not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), or otherwise subject to the liabilities of such section, nor will such information or exhibit be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as may be expressly set forth by specific reference in such filing.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.
99.1	Gardner Denver, Inc. Press Release dated September 19, 2008

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GARDNER DENVER, INC.
Date: September 19, 2008	By:	/s/ Diana C. Toman
Diana C. Toman
Senior Counsel & Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Gardner Denver, Inc. Press Release dated September 19, 2008